                                                                    EXHIBIT (21)

                              THE ROWE COMPANIES
                         AND WHOLLY-OWNED SUBSIDIARIES

                             LIST OF SUBSIDIARIES

The Company has eight wholly-owned subsidiaries:

   (1)  Rowe Furniture, Inc., a Virginia Corporation
   (2)  Rowe Properties, Inc., a California Corporation
   (3)  Home Elements,  Inc., a Virginia Corporation
   (4)  Rowe Worldwide, Inc., a US Virgin Islands Corporation
   (5)  The Wexford Collection, Inc., a California Corporation
   (6)  Rowe Diversified, Inc., a Delaware Corporation
   (7)  The Mitchell Gold Company, a North Carolina Corporation
   (8)  Storehouse, Inc., a Georgia Corporation